Exhibit 99.2

Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-210226

March 21, 2016

Trinseo Announces Upsize of Secondary Offering to 10,600,000 Ordinary Shares

Berwyn, PA — March 21, 2016

Trinseo S.A. (NYSE: TSE) (the “Company”) today announced that Bain Capital Everest Manager Holding SCA (the “Selling Shareholder”) intends to increase the amount of shares offered for sale by 1,000,000 shares to 10,600,000 ordinary shares, pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). The Selling Shareholder will receive all of the net proceeds from this offering.  No shares are being sold by the Company.  Goldman, Sachs & Co.  will act as the sole book-running manager for the offering (the “Underwriter”).

Concurrently with and subject to the completion of the offering, the Company has agreed to repurchase from the Underwriter 1,600,000 of the ordinary shares that are being sold by the Selling Shareholder in the offering at a price per-share equal to the price per-share to be paid by the Underwriter to the Selling Shareholder.  Because a repurchase transaction will be completed as part of the offering, in order to satisfy certain requirements of Luxembourg law, promptly following the completion of the offering, the Company intends to commence a tender offer to offer to purchase up to an additional 1,165,000 shares from its shareholders (other than the Selling Shareholder) at the same price per share that it paid to the Underwriter for the shares repurchased as part of this offering.  The Company intends to fund the share repurchases with cash on hand.

A shelf registration statement (including a prospectus) relating to the offering of ordinary shares was filed with the SEC on March 15, 2016 and became effective on March 18, 2016.  Before you invest, you should read the prospectus included in that registration statement and the documents incorporated by reference in that registration statement as well as the prospectus supplement related to this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  When available, copies of the prospectus supplement and accompanying prospectus related to the offering may also be obtained by contacting Goldman, Sachs & Co, c/o Prospectus Department, 200 West Street, New York, New York 10282, by calling (866) 471-2526.

The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offer to buy the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date of the shelf registration statement.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solution to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and more than 2,200 employees.

Note on Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the consummation of the proposed offering by the Selling Shareholder and the repurchase by the Company and the risks identified, or incorporated by reference, in the prospectus supplement or accompanying prospectus.  As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information for Investors

This communication is for informational purposes only, is not a recommendation to buy or sell Trinseo ordinary shares, and does not constitute an offer to buy or the solicitation to sell ordinary shares of Trinseo. The tender offer described in this communication has not yet commenced, and there can be no assurances that Trinseo will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Trinseo expects to file with the Securities and Exchange Commission upon commencement of the tender offer. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Trinseo will be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting Trinseo at 1000 Chesterbrook Boulevard, Suite 300, Berwyn, PA 19312,  Attn: Corporate Secretary, or Okapi Partners, LLC, the information agent for the tender offer, at (855)208-8903 or by email at info@okapipartners.com.

For Editorial Information:

Donna St. Germain
Press Contact
Trinseo
+1 610 240 3307
stgermain@trinseo.com

David Stasse
Investor Contact
Trinseo
+1 610-240-3207
dstasse@trinseo.com